UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2008

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02217 (Commission File Number)	58-0628465 (IRS Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia (Address of principal executive offices)	30313 (Zip Code)

Registrant's telephone number, including area code: (404) 676-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the previously announced senior leadership succession plan, The Coca-Cola Company (the “Company”) completed its transition as Muhtar Kent became the Chief Executive Officer of the Company effective July 1, 2008.  Mr. Kent succeeds E. Neville Isdell, age 65, who will continue to serve as Chairman of the Board of Directors and an employee of the Company until the Company’s Annual Meeting of Shareowners in April 2009.  Mr. Kent will continue as President of the Company.  Mr. Kent was elected to the Board of Directors of the Company at its Annual Meeting of Shareowners held on April 16, 2008.

Mr. Kent, age 55, joined the Company in 1978 and held a variety of marketing and operations roles throughout his career with the Company.  In 1985, he was appointed General Manager of Coca-Cola Turkey and Central Asia.  From 1989 to 1995, Mr. Kent served as President of the East Central Europe Division and Senior Vice President of Coca-Cola International.  Between 1995 and 1998, he served as Managing Director of Coca-Cola Amatil Limited-Europe, and from 1999 until 2005, he served as President and Chief Executive Officer of Efes Beverage Group and as a board member of Coca-Cola Icecek. Mr. Kent rejoined the Company in May 2005 as President and Chief Operating Officer of the North Asia, Eurasia and Middle East Group, was appointed President, Coca-Cola International in January 2006 and was elected Executive Vice President of the Company in February 2006. He was elected President and Chief Operating Officer of the Company in December 2006.

A copy of the Company’s press release making these announcements is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1                                Press Release of The Coca-Cola Company dated July 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY (REGISTRANT)
Date: July 2, 2008	By: /s/ David M. Taggart David M. Taggart Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release of The Coca-Cola Company dated July 1, 2008.